April 29, 2011

2010 Annual Letter To Our Shareholders

In  April of 2010, when I was appointed as President and CEO of Universal Bioenergy, our current management team inherited a development stage  Company that in  previous years had no revenue, limited operations, and very little volume and liquidity in its stock. We were virtually unknown. We  had a mandate from our shareholders to build a  good, solid operating company, with strong revenues and earnings in the shortest period of time. You gave us a real challenge, especially in the worst economic downturn the U.S. has experienced since the “Great Depression”.

Looking back this past year, I am very  proud to be able to say that  we accomplished most of what we set out to do, and achieved some outstanding results on behalf of our shareholders. I believe we are poised for even greater days ahead. Most of the things that we set out to do in 2010 turned out exactly as we said, however some things did not. There’s still much more work ahead of us, and we are not done yet.

How Did We Do Last Year

I’m proud to report that our company is growing very strong, and is on course for continued growth in 2011. Since the acquisition of NDR Energy on April 12, 2010, management has created significant value and  revenues for the Company and its shareholders. In 2010, the Company set a record in  revenues of $41,292,201, for the year ending December 31, 2010.  These revenues were generated in only  8 ½ months, from April 12, 2010, through December 31, 2010. You’ll probably agree, that was truly a monumental achievement for all of us,  since previously the Company produced no  revenues in the prior  years at all. In the forth quarter of 2010 alone, we generated $20,936,667 in revenues, when there was none in the same period in 2009.  Those revenues came primarily from the sales of natural gas.

Our  total assets were over $13.54 million at the end of December 2010, as compared to $295,919 at the end of 2009. That’s a major increase. Some of that was long-term physical assets, however most of  those assets are inventories of natural gas that we purchased from our suppliers to sell to our customers. It’s  very common for oil and gas companies to book their current inventories of oil and gas reserves as assets on their balance sheets, since these are very valuable assets owned by the company.

Management believes that our Company and its stock are greatly undervalued, and that the current trading prices are not truly reflective of its real value, and that the share price has great potential for growth, based on our current revenues and plans for expansion.

Our Plans for 2011

You’re probably thinking, revenues are great, but where are the earnings? Unfortunately, we did not generate any net profit or earnings in 2010, however we feel that going from zero revenues for the prior years, to over $41 million in one single year is pretty darned phenomenal, especially in a recession. How many other companies can make that claim? We reduced our losses by approximately $1,306,407, or 69.77%, from  $1,872,448 for 2009, to an estimated loss of  $566,000 for 2010. Our losses occurred for several reasons. First from the cost of the acquisition of  NDR Energy Group, and an increase in general and administrative expenses,  due to the additions to our management team.  Second,  to rapidly build our business, we focused primarily on generating substantial revenues, to gain a great share of the energy market, in the shortest period of time. That strategy affected how we obtained our supplies, and sold our products  to our customers. It also resulted in selling the product, at or slightly below our costs, which directly impacted our profitability and contributed to the loss in 2010. This strategy was only a temporary measure while we were building market share.

The good news is, in 2011 our primary goal is profitability. How do we do that? First, we’re changing our  strategy for obtaining  our supplies of natural gas. Second, we are negotiating with independent oil and gas producers to obtain our supplies at the wellhead, and consolidating them under long-term supply agreements. Third, we engaged in a joint venture with Progas Energy Services, to develop the Northwest Premont oil and gas field in Texas. We will obtain our share of the oil and gas from that field, from the wellhead at the producer’s price.  Forth, the Company is trying to obtain more bank funding, lines of credit, and Letters of Credit, as opposed to using the suppliers “trade credit”,  to purchase the gas.  Fifth, we will be re-negotiating our existing supplier agreements to purchase the gas in larger quantities, with greater economies of scale, on better terms, at lower purchase costs and reduce the high financing costs. This should drive our costs down, and potentially produce higher profit margins for the Company.

Other profit centers that we plan to use to increase our revenues and profits may include;

1. Scheduling - tracking nominations, confirmations product movement and verification
2. Gas Nominations - delivery of a specified volume over a defined period of time
3. Capacity Releases - release of transportation capacity on interstate natural gas pipelines
4. Gas Transmission - delivery via the interstate pipeline system to the Local Utility and customers
5. Pipeline Balancing - matching customer's daily usage with the customer's confirmed pipeline delivery
6. Risk Management - developing supply pricing strategy, options, demand, daily & futures contracts
7. Gas Storage - match seasonal load variations, and production over periods of fluctuating demand
8. Gas Trading - physical trading and financial trading, and hedging of  gas futures

Value of  Our Customer Contracts
Some of you have called us and asked about the projected revenues for 2011. Our customer contracts for our 22 major public electric utilities are a very valuable asset for us. The information presented below is a conservative  estimated projection of our sales for 2011. They are not guaranteed , and could be more or less. However, it will give some insight into where we think we could be this year. These projections are for sales of natural gas only and do not include sales of petroleum or any other alternative energy projects.

Gas Sales Summary
Management believes, that we may be able to sell approximately 164,800 mcf, (dekatherms), or $659,200, in natural gas to each of its 22 customers each month. The following sales  estimates are based on a NYMEX  futures gas  price of $4.00 per mcf.  The gross margin for gas   is conservatively estimated at $0.25 per mcf, or 6.67%  per mcf, including all of the new profit centers we might pursue.

Daily Gas Sales -	5492 mcf, per day x 22 customers = 120,824 mcf per day
120,824 mcf per day x $4.00 per mcf = $483,296 per day
Monthly Gas Sales -	$483,296 per day x 30 days = $14,498,880 per month
Yearly Gas Sales -	$14,498,880 x 12 months = $173,986,656 per year
Potential Profit -	$7,307,155
Market Cap -	At a P/E ratio of 15 times earnings based on Standard & Poor’s valuation standards this would give the Company an estimated value of $109,000,000

Based on these projections, each of  our customer contracts would have an estimated sales value potential of about $8+ million annually.

National Stock Exchange Listing
With our planned growth by mergers, acquisitions and future revenues, we are still evaluating the  positioning of the Company to potentially qualify, and apply to be listed on a major national stock exchange, which stock exchanges list similarly situated natural and alternative energy technology companies, such as NASDAQ,  NYSE/Amex Equities, or others.

We feel that by implementing these strategies and tactics, this should be very favorable for the Company and our shareholders.

Recent Developments

Standard & Poor's Initiates Factual Stock Report Coverage on Universal Bioenergy
We were pleased that on April 7, 2011, Standard & Poor’s announced that it was commencing Factual Stock Report coverage Universal Bioenergy. S&P’s Factual Stock Report coverage will be accessible on an ongoing basis to the investment community by scores of buy-side institutions, and sell-side firms that utilize S&P research and information platforms daily.  Millions of self-directed investors also have access to the report via their e-brokerage accounts.  The weekly report covers the latest pricing, trading volume, recent developments, a financial review, key operating information, Industry and peer comparisons, institutional holdings analysis, Street Consensus and opinions, performance charts, business summary, fundamental data, and news.

Approval of Stock Dividend.
On March 18, 2011, we  approved  a proposal to distribute  a common stock dividend to our shareholders, on a 10 for 1 basis. The Company will issue one share of common stock, for every ten shares of common stock held by the shareholders of record, as of March 31, 2011. The processing of the stock dividend is being coordinated with our transfer agent, FINRA, the Depository Trust Company, (DTC), and corporate counsel. We feel this will reward our loyal shareholders for their  ongoing support, and to give them a greater stake in our Company.  Since we have shareholders throughout the United States and Europe, the entire process  may take from 60 to 90 days to complete.

Form 10K - 2010  Annual Report
All of you are still awaiting the filing of our Form 10K Annual Report, and so are we. This has been a real monumental effort for us, due to  the major  activity 2010, in terms of acquisitions, joint ventures and the intensive drive for revenues. The Company’s Certified Public Accountants, and independent registered  Auditor’s must manage  a large amount of accounting issues to complete the audit.  They must complete an audit on Universal Bioenergy,  a review of NDR Energy Group’s accounting records going back five years, an audit for NDR  for the last  two years,  and all related supporting contracts and documents. When we report to the public in a press release, that we have signed a letter of intent. a contract with a firm for an acquisition or other major agreement, the CPA’s /Auditors will usually review and verify the documents. All of this has caused a delay in the filing of the Form 10K Annual Report. We want to  report the most accurate information and financial statements in the Company’s filings, for full compliance with FINRA, GAAP and SEC guidelines. We are working very hard to get them filed shortly.

Listing on Frankfurt Stock Exchange
The Board of Directors approved of having the Company to be listed on the Frankfurter Wertpapierbörse (Frankfurt Stock Exchange), located in Frankfurt, Germany. The Frankfurt Stock Exchange is the one of the  largest trading exchanges in the world. The Frankfort Stock Exchange is home to public companies from over  80 different countries  with almost  40% from North America. We believe this will result in increased trading volume and liquidity for our stock, access  to a larger international capital market base, exposure to international investors, and it would expand our ability to raise capital. It would also bring increased value to the Company’s shareholders. The final approval of the Company’s listing on the exchange is still pending, subject to the Company being current on its filings with the SEC, and review of  other pertinent documentation.

Highlights from 2010

NDR Energy Group LLC
In April 2010, we expanded into the natural gas energy market, by the acquisition of NDR Energy Group LLC, in Charlotte, North Carolina.  NDR Energy markets natural gas, and  was established in the State of Maryland on  September 28, 2005. Through  NDR Energy, we have contracts signed with 22 major utility companies in the U.S, with strong Standard & Poor’s  credit ratings. Our customers include, Southern California Gas Company, Pacific Gas & Electric, CenterPoint Energy Resources, Baltimore Gas & Electric, Memphis Light Gas & Water, Duke (Ohio & Kentucky), Michigan Consolidated,  and National Grid. Our gas suppliers include, EDF Trading, Chevron Texaco, Conoco Phillips, Chesapeake Energy Marketing, and Anadarko.

Universal Bioenergy  Sells  3.41 Billion Cubic Feet of  Natural Gas In December 2010
On December 24, 2010, Universal  announced it  had sold a record sales volume of  3.41 billion cubic feet, (Bcf) of natural gas to six of its 22 utility customers for the month of December, through NDR Energy Group. Two of the  customers that purchased gas were, Southern California Gas Company, a subsidiary of Sempra Energy, the nation’s largest natural gas distribution utility, with 20.7 million consumers, and CenterPoint Energy Resources Corp., a  subsidiary of CenterPoint Energy Inc., with 3.2 million customers in six states.

Texas Gulf  Oil & Gas Inc.
On December 8, 2010, as part of our plans for growth and expansion, we  established a new division, known as Texas Gulf Oil & Gas Inc. Its purpose is to develop oil and gas projects, and allow us to be a producer  and direct supplier of  natural gas, and to  manage the  transmission and marketing of the product to our major utility customers nationwide.  We will obtain the gas directly from the “wellhead”. The major benefits to  the Company are, greater revenues, higher profit margins, lower product costs, increased assets, and increased competitiveness.

Progas Energy Services - Oil & Gas Field Development.
On December 17, 2010 we signed an agreement with ProGas Energy Services Inc., of Texas, to  jointly develop  the Northwest Premont Oil & Gas Field, located in Texas’s Gulf Coast natural trend, in Jim Wells County Texas. The plans include potentially developing  up to 115 oil and gas wells from this field.  Progas  has developed over 2000 oil and gas wells, and they have over 200 years of combined  experience in the oil and gas industry.  According to Progas Energy, the estimated reserves of the field, are  over 20 million barrels of oil,  and over 20 billion cubic feet (bcf), of gas. We believe this will bring even greater net profits for our company. This joint venture has several major benefits to the Company.

First it allows Universal to acquire natural gas reserves directly from the wellhead, for a small fraction of the purchase costs that it currently pays to other producers that it currently markets natural gas for.

Second it would provide Universal, with a source of natural gas of its own, at the producers price, to sell to our customers. While most gas marketers are limited to a 1% to 2% profit on the spread of natural gas prices, (less than 1 cent per mcf),  Universal’s exploration costs for its share of the field is estimated to be less than 10% of the  NYMEX price for April 28, 2011, which is $4.57 per mcf, allowing Universal to earn a 90% gross profit, or $4.11 per mcf,  on the spread of gas that it owns in the field, and that it sells into the market place.  This will give Universal a distinct advantage in the marketplace and a considerably higher profit margin for gas that is sold to its customers.

NDR Energy Group Signs Agreement With Southern California Gas Company
On December 29, 2010, the Company announced that NDR Energy Group, had signed an  agreement to supply  natural gas to  Southern California Gas Company, a subsidiary of Sempra Energy. Southern California Gas Company is the nation’s largest natural gas distribution utility, with 20.7 million customers.

Goals We Did Not Accomplish
We had a lot of great accomplishments, however, there’s a saying that you can’t  win them all. That was true of us also, as we did  have some setbacks. We decided to terminate the Agreement to acquire Roblex Aviation  due to certain issues we discovered in our due diligence of Roblex Aviation. We felt this was in the best interest of our shareholders. We decided not pursue negotiating a definitive agreement with Norcor Technologies, because of the investment involved and low potential value to our shareholders. We have not pursued a definitive agreement with WBH Business Capital for energy projects because of not finding the right fit for us. However, we have been in discussions with them for raising capital for us.  We reported that the management of NDR Energy Group believed they could sell about $1 billion dollars in natural gas in 12 to 18 months. Well that did not happen, because those projections were based on the fact that we had initially received a term sheet or proposal for a $300 million annual accounts receivable financing facility from one of the top three banks in the U.S. We planned to turn our accounts for  purchases and sales of natural gas over three times each year, using that credit facility to achieve the $1 billion in sales. Unfortunately, due to the economy and restrictive lending policies, they cancelled the transaction right at the end of our negotiations. That cost us the projected $1 billion in sales, however we are still working on that goal, and believe we’ll still have a great year.

Overall, we are highly pleased with the phenomenal and  rapid progress  we made last  year. We strategically planned what we intended to do, and successfully implemented our plans. We turned around a small  development stage company with no revenues and generated revenue in excess of $41 million in less than one year. I really must commend all of the people on our team who worked so creatively, and spent many countless hours performing thousands of tasks and activities to make this all possible for our shareholders and us. Again,  we feel very confident  in our future and ability to grow the Company, through more strategic acquisitions, and  generate higher revenues and earnings.  We believe we’re on the right track to create another outstanding year for our shareholders.

Vince M. Guest

Vince M. Guest
President and Chief Executive Officer
Universal Bioenergy Inc.